Exhibit 99.1

Andeavor Logistics LP Reports Third Quarter 2017 Results

•	Net earnings increased 20% year-over-year to $97 million and EBITDA increased 22% to $216 million; results included a $19 million environmental accrual and transaction costs of $4 million

•	Net cash from operating activities increased 13% to $195 million and distributable cash flow increased 11% to $148 million over 2016

•	Quarterly distribution increased 13% year-over-year to $0.9852 per limited partner unit

•	On October 30, 2017, closed acquisition of Western Refining Logistics and buy-in of IDR’s from Andeavor

•	On October 31, 2017, Andeavor Logistics upgraded to BBB- by S&P

•	On November 8, 2017, announced drop down of Anacortes Logistics Assets for $445 million

SAN ANTONIO - November 8, 2017 - Andeavor Logistics LP (NYSE: ANDX) today reported third quarter net earnings of $97 million, or $0.90 per diluted common limited partner unit compared to $81 million, or $0.46 per diluted common limited partner unit a year ago. EBITDA for the third quarter 2017 was $216 million compared to $177 million last year. Net earnings and EBITDA for the third quarter 2017 included a $19 million environmental accrual and $4 million of transaction costs related to the Western Refining Logistics, LP (WNRL) acquisition and IDR Buy-In. As the WNRL acquisition and IDR Buy-In occurred prior to the record date for Andeavor Logistics, distribution coverage for the third quarter 2017 reflects the impact of the units issued on October 30, 2017 while using standalone Andeavor Logistics distributable cash flow as reported on September 30, 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2017	2016 (a)	2017	2016 (a)
Operating Income
Terminalling and Transportation	$110	$80	$329	$211
Gathering and Processing	47	54	160	173
Total Segment Operating Income	$157	$134	$489	$384
Net Earnings	$97	$81	$299	$242

Segment EBITDA (b)
Terminalling and Transportation	$137	$100	$400	$271
Gathering and Processing	85	84	277	268
Total Segment EBITDA (b)	$222	$184	677	539
EBITDA (b)	$216	$177	$655	$519

Net Cash From Operating Activities	$195	$172	$519	$414
Distributable Cash Flow (b)	$148	$133	$477	$401
Pro Forma Distributable Cash Flow (b)	$152	$133	$481	$401

Total Distributions to be Paid	$201	$131	$488	$362
Pro Forma Distributions (b)	$138	$131	$425	$362
Distribution Coverage Ratio (b)	0.74x	1.02x	0.98x	1.11x
Pro Forma Distribution Coverage Ratio (b)	1.10x	1.02x	1.13x	1.11x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)
For more information on EBITDA, Segment EBITDA, Distributable Cash Flow, Pro Forma Distributable Cash Flow, Pro Forma Distributions, Distribution Coverage Ratio, and Pro Forma Distribution Coverage Ratio, see “Non-GAAP Measures”.

“Our performance during the quarter was strong, driven by record volume growth in terminalling and volume growth and increased throughput in gas gathering and processing,” said Greg Goff, Chairman and Chief Executive Officer of Andeavor Logistics’ general partner. “Including the Anacortes Logistics Assets drop down, we also achieved a significant milestone this quarter in reaching our run rate target of $525 million of annual net earnings or $1 billion of annual EBITDA at Andeavor Logistics.”

“Building on our strong performance in the third quarter, the WNRL acquisition and the Anacortes Logistics Assets drop down, we are confident in our ability to achieve our target of $625 to $725 million of annual net earnings and $1.2 to $1.3 billion of annual EBITDA for 2018. In addition, we expect the IDR Buy-In and investment grade credit rating will drive a significant reduction in our cost of capital which positions us well to achieve our growth investment expectations of $1 billion annually,” added Goff.

SEGMENT RESULTS
TERMINALLING AND TRANSPORTATION. Terminalling and Transportation segment operating income increased to $110 million for the third quarter 2017 from $80 million last year, and segment EBITDA increased to $137 million from $100 million a year ago. Terminalling volumes improved to 1,111 thousand barrels per day from 1,038 thousand barrels per day a year ago. The increase in volumes was primarily driven by strong operational performance and robust summer demand for refined products. The Anacortes Crude Rail Offloading Facility (CROF) experienced 12 thousand barrels per day higher volumes sequentially from the second quarter 2017 driven by crude oil and feedstock movements from the Bakken. The year-over-year increase in volumes was also attributable to contributions from the drop downs completed in 2016. Transportation pipeline volumes of 907 thousand barrels per day remained relatively flat compared to 908 thousand barrels per day in 2016.

GATHERING AND PROCESSING. Gathering and Processing segment operating income was $47 million for the third quarter 2017 compared to $54 million last year. Segment EBITDA increased to $85 million from $84 million a year ago. Results included a $19 million environmental accrual related to the expected final remediation costs for the 2013 crude oil pipeline release at Tioga, North Dakota. Crude oil and water gathering throughput for the third quarter 2017 increased to 238 thousand barrels per day from 206 thousand barrels per day in 2016. The increase in volumes was primarily attributable to contributions from the North Dakota Gathering and Processing Assets acquisition completed in early 2017. The average crude oil and water revenue per barrel improved to $1.96 sequentially from $1.55 in the second quarter 2017, benefiting from Andeavor’s Mandan Refinery returning to full operations, resulting in longer haul crude oil movements, and increased production in crude oil and water gathering in the Belfield region of the Bakken.

Gas gathering and processing throughput for the third quarter 2017 increased to 961 thousand MMBtu per day from 885 thousand MMBtu per day a year ago, due to contributions from the North Dakota Gathering and Processing Assets acquisition. Production of Natural Gas Liquids either under Keep Whole or Percent of Proceeds arrangements increased to 7.0 thousand barrels per day in the third quarter 2017 from 6.8 thousand barrels per day last year. The increase in volumes was primarily driven by the North Dakota Gathering and Processing Assets acquisition.

BALANCE SHEET AND CASH FLOW
Net cash from operating activities was $195 million in the third quarter 2017 compared to $172 million in 2016. Distributable cash flow for the third quarter increased to $148 million from $133 million last year. Pro forma distributable cash flow was $152 million for the third quarter, which excludes

$4 million of transaction costs related to the acquisition of WNRL and the IDR Buy-In. The Company ended the third quarter 2017 with $16 million of cash. Andeavor Logistics has approximately $1.6 billion of availability under its revolving credit facilities.

Net capital expenditures for the third quarter 2017 were $44 million, which included $30 million of growth capital and $14 million of net maintenance capital. Andeavor Logistics now expects net capital expenditures for 2017 to be approximately $200 million, including $145 million of growth capital and $55 million of net maintenance capital. The revised capital expenditure estimate reflects changes in the Company’s funding strategy for the Los Angeles Pipeline Interconnect System and the Conan Crude Oil Gathering Pipeline System (the Conan System). Andeavor anticipates transferring the Los Angeles Pipeline Interconnect System and the Conan System to Andeavor Logistics at cost when the projects are complete versus Andeavor Logistics making progress payments as capital expenditures during project construction. This change does not have any impact on Andeavor Logistics’ 2018 expected growth plans or EBITDA targets.

On October 18, 2017, the Company announced its quarterly cash distribution of $0.9852 per limited partnership unit or $3.94 on an annualized basis. The declared distribution represents a 13% increase over the third quarter 2016 distribution of $0.875 per limited partner unit paid on November 14, 2016. This also represents the 26th consecutive quarterly increase. Due to the timing of closing the WNRL acquisition and the IDR Buy-In transaction, third quarter distributions will be paid on units issued for these transactions. WNRL unitholders will not receive a separate quarterly cash distribution from WNRL. The distribution coverage ratio was 0.74x for the third quarter and 0.98x year-to-date 2017. Pro forma distribution coverage ratio, which excludes the $4 million of transaction costs and assumes the acquisition of WNRL and IDR Buy-In occurred after the record date for the third quarter 2017 distribution, was 1.10x for the third quarter and 1.13x year-to-date 2017.

STRATEGIC UPDATE
COMPLETION OF MERGER AND IDR BUY-IN. On October 30, 2017, Andeavor Logistics completed its $1.7 billion acquisition of Western Refining Logistics. Immediately following the closing of the WNRL acquisition, Andeavor (NYSE: ANDV) and Andeavor Logistics completed the IDR Buy-In transaction whereby Andeavor Logistics issued 78.0 million ANDX common units to Andeavor in exchange for the cancellation of Andeavor Logistics’ IDRs and the conversion of its economic general partner interest into a non-economic general partner interest. The total value of the IDR Buy-In represents $3.6 billion in value based on Andeavor Logistics’ closing unit price of $45.90 on October 30, 2017. The Company remains committed to achieving its target $625 to $725 million of annual net earnings and $1.2 to $1.3 billion of annual EBITDA for 2018, annual distribution growth of 6% or greater, distribution coverage ratio of approximately 1.1x and debt-to-EBITDA at or below 4.0x.

INVESTMENT GRADE CREDIT RATING ACHIEVED. On October 31, 2017, S&P Global Ratings raised Andeavor Logistics’ corporate credit and senior unsecured issue ratings to "BBB-" with a stable outlook from "BB+". In February 2017, Fitch Ratings assigned a first-time Long-Term Issuer Default Rating of BBB- to Andeavor Logistics, marking the Company’s inaugural investment grade credit rating. As a result of Andeavor Logistics achieving a "BBB-" credit rating at both S&P and Fitch, the Company's outstanding unsecured bond securities now meet the criteria to be included in the investment grade Bloomberg Barclays Global Aggregate and ICE BofAML Global Bond Indices. Andeavor Logistics is well positioned to enhance its existing capital structure and meet future financing needs at attractive rates with longer maturities in a more liquid market. Additionally, on October 26, 2017, Moody's Investors Service upgraded Andeavor Logistics’ Corporate Family Rating to “Ba1” with a positive outlook from “Ba2”.

DROP DOWN OF ANACORTES LOGISTICS ASSETS. Andeavor Logistics today announced it has acquired logistics assets located in Anacortes, Washington from Andeavor for total consideration of $445 million. The Anacortes Logistics Assets include 3.9 million barrels of crude oil, feedstock and refined products storage at Andeavor’s Anacortes Refinery, the Anacortes marine terminal with approximately 73 thousand barrels per day of feedstock and refined product throughput, a manifest rail facility with approximately 4 thousand barrels of throughput and crude oil and refined products pipelines with approximately 111 thousand barrels per day of throughput combined.

The Anacortes Logistics Assets are expected to provide annual net earnings of $30 to $35 million and annual EBITDA of $50 to $55 million. This represents a multiple of approximately 8.5 times annual EBITDA, and the transaction is expected to be immediately accretive to unitholders. In connection with the acquisition, Andeavor and Andeavor Logistics entered into long-term, fee-based agreements which are expected to provide stable cash flows to Andeavor Logistics. Andeavor Logistics paid $445 million, including $400 million of cash financed with borrowings on Andeavor Logistics revolving credit facilities and approximately $45 million in common units issued to Andeavor for the drop down. The equity consideration was based on the average daily closing price of Andeavor Logistics’ common units for the 10 trading days prior to closing, or $45.37 per unit in the form of 980,802 common units.

CONAN CRUDE OIL GATHERING PIPELINE SYSTEM. During the quarter, Andeavor announced that it received sufficient commitments from third party shippers to warrant construction of the Conan Crude Oil Gathering Pipeline system in the Delaware Basin. The Conan Crude Oil Gathering Pipeline system will be approximately 130 miles in length and transport crude oil from origins in Lea County, New Mexico and Loving County, Texas to a terminal to be constructed in Loving County, Texas, where the gathering system interconnects with long-haul pipeline carriers. The first phase of the Conan Crude Oil Gathering Pipeline system will provide capacity of approximately 250,000 barrels per day. Future phases of the system may expand capacity up to 500,000 barrels per day.

The system is under construction and is expected to begin commercial service in mid-2018. The estimated capital investment for the first phase of the gathering system is approximately $225 million of which $75 million is expected to be spent in 2017. This project is expected to be transferred to Andeavor Logistics at cost upon completion in 2018.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 9:00 a.m. CT tomorrow morning, Andeavor Logistics will live broadcast its conference call with analysts regarding third quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.andeavorlogistics.com.

2017 INVESTOR AND ANALYST DAY
Andeavor and Andeavor Logistics will host their 2017 Investor and Analyst Day at The St. Regis Hotel in New York City on December 5, 2017 at 9:00 a.m. ET. Because space is limited, reservations are required to attend and will be accepted on a first-come, first-serve basis. Interested parties can request an invitation by contacting the Investor Relations department via email at irelations@andeavor.com. The presentation will also be webcast live at http://www.andeavor.com and http://www.andeavorlogistics.com.

ABOUT ANDEAVOR LOGISTICS LP
Andeavor Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. Andeavor Logistics owns and operates a network of crude oil, refined products and natural gas pipelines. Andeavor Logistics also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, Andeavor Logistics owns and operates natural gas processing and fractionation complexes. Andeavor Logistics is a fee-based, growth oriented Delaware limited partnership formed by Andeavor.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including growing the business through asset optimization and strategic acquisitions; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; expectations regarding future economic and market conditions and their effects on our business; 2017 and 2018 projected annual net earnings and annual EBITDA; annual distribution growth, distribution coverage ratio and debt-to-EBITDA targets; annual growth investment expectations; the expected benefits of being investment grade; statements regarding the announced drop down of Anacortes logistics assets to Andeavor Logistics, including the expected benefits and timing thereof, and the projected annual net earnings and annual EBITDA provided thereby; statements regarding the Conan Crude Oil Gathering Pipeline system, including expected capacity, timing and capital investment, and the projected annual net earnings and annual EBITDA provided thereby; the planned transfer of the Conan System and the Los Angeles Pipeline Interconnect System to Andeavor Logistics; statements regarding Andeavor Logistics’ acquisition of WNRL and the IDR Buy-in, and the expected benefits thereof; expectations for 2017 capital expenditures, including the allocation thereof; the amount and timing of our cash distributions; and fourth quarter 2017 guidance and expectations. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.andeavorlogistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.
Contact:
Investors:
Andrew Woodward, Sr. Director, Finance and Investor Relations, (210) 626-7202

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

ANDEAVOR LOGISTICS LP
FOURTH QUARTER 2017 GUIDANCE (Unaudited)

Throughput
Terminalling and Transportation
Terminalling throughput (Mbpd)	1,490 - 1,550
Pipeline transportation throughput (Mbpd)	925 - 975

Gathering and Processing
NGL sales (Mbpd)	7.1 - 7.6
Gas gathering and processing throughput (thousands of MMBtu/d)	940 - 980
Crude oil and water gathering volume (Mbpd)	345 - 395

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense; and

◦	Segment EBITDA—a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net.

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow—U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash;

◦	Pro Forma Distributable Cash Flow—Distributable Cash Flow plus or minus adjustments for the WNRL Merger;

◦	Pro Forma Distributions—Distributions expected to be paid adjusted for common units issued in connection with the WNRL Merger and the IDR/GP Buy-in;

◦	Distribution Coverage Ratio—Distributable Cash Flow divided by total distributions to be paid for the reporting period; and

◦	Pro Forma Distribution Coverage Ratio—Pro Forma Distributable Cash Flow divided by Pro Forma Distributions.

•	Operating performance non-GAAP measure:

◦	Average Margin on Natural Gas Liquids (“NGLs”) Sales per Barrel—NGL sales revenues minus amounts recognized as NGL expense divided by our NGL sales volumes in barrels.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance, and we believe they may provide meaningful supplemental information to the users of our financial statements. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Reconciliation of Amounts Reported Under U.S. GAAP,” “Segment Reconciliation of Amounts Reported Under U.S. GAAP,” “Average Margin on NGL Sales per Barrel” and “Reconciliation of EBITDA to Amounts Under U.S. GAAP” for reconciliations between non-GAAP measures and their most directly comparable U.S. GAAP measures.

ITEMS IMPACTING COMPARABILITY

The Partnership’s results of operations may not be comparable to the historical results of operations for the reasons described below.

ACQUISITIONS AND MERGERS. Effective October 30, 2017, Andeavor Logistics closed its merger with Western Refining Logistics, LP (“WNRL”) (the “WNRL Merger”) exchanging all outstanding common units of WNRL with units of Andeavor Logistics, representing an equity value of $1.7 billion. WNRL public unitholders received 0.5233 units of Andeavor Logistics for each WNRL unit held while Andeavor effectively received 0.4639 units as certain units held by Andeavor’s subsidiaries were canceled in the transaction. The combined effective exchange ratio for the WNRL Merger was 0.4921 units of Andeavor Logistics for every unit of WNRL. Concurrently with the closing of the WNRL Merger, WNRL GP Merger Sub LLC, a direct, wholly-owned subsidiary of Andeavor Logistics merged with and into Western Refining Logistics GP, LLC (“WNRL General Partner”) with WNRL General Partner being the surviving entity and becoming a wholly-owned subsidiary of Andeavor Logistics.

The closing of the WNRL Merger was conditioned upon, among other things, the adoption and effectiveness of the Second Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, pursuant to which, simultaneously with the closing of the WNRL Merger: (i) the incentive distribution rights in Andeavor Logistics (the “IDRs”) held by Tesoro Logistics GP, LLC

(“TLGP”), our general partner, were canceled (the “IDR Exchange”), (ii) the general partner interests in Andeavor Logistics held by TLGP were converted into a non-economic general partner interest in Andeavor Logistics (together with the IDR Exchange, the “IDR/GP Transaction”), and (iii) Andeavor and its affiliates, including TLGP, agreed to increase and extend existing waivers on distributions to Andeavor and its affiliates by $60 million to an aggregate of $160 million between 2017 and 2019. As consideration for the IDR/GP Transaction, TLGP was issued 78.0 million common units in Andeavor Logistics simultaneously with the closing of the WNRL Merger.

On January 1, 2017, the Partnership acquired crude oil, natural gas and produced water gathering systems and two natural gas processing facilities (the “North Dakota Gathering and Processing Assets”). The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The operating results for this acquisition are reflected in our Gathering and Processing segment.

On November 21, 2016, we acquired certain terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) purchased from subsidiaries of Andeavor. The Northern California Terminalling and Storage Assets include 5.8 million barrels of crude oil, feedstock, and refined product storage capacity at Andeavor’s Martinez Refinery along with the Avon marine terminal capable of handling 80,000 bpd of feedstock and refined product throughput. Additionally, on July 1 and September 16, 2016, the Partnership purchased certain terminalling and storage assets in Anchorage, Fairbanks and at Andeavor’s Kenai Refinery (together, the “Alaska Storage and Terminalling Assets”) owned by Andeavor. The storage assets include tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Andeavor’s Kenai Refinery. The refined product terminals are located in Anchorage and Fairbanks. The operating results for these acquisitions from Andeavor are reflected in our Terminalling and Transportation segment.

PREDECESSOR IMPACTS. Our financial information includes the historical results of the acquired assets from Andeavor (“Predecessors”) and the results of Andeavor Logistics for all periods presented. The financial statements of our Predecessors have been prepared from the separate records maintained by Andeavor and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity.

CHANGE IN SEGMENT PRESENTATION. We changed our operating segment presentation in the first quarter of 2017 to reflect our expanded gathering and processing assets and operations and how our chief operating decision maker manages our business. With the completion of the North Dakota Gathering and Processing Assets acquisition on January 1, 2017, our gathering and processing assets and operations expanded significantly and enhanced our ability to offer integrated gathering and processing services to our customers. Given the business’s focus on providing integrated services along with the revised reporting structure implemented by management to assess performance and make resource allocation decisions, we determined our operating segments, which are the same for reporting purposes, are the (i) Gathering and Processing segment and (ii) Terminalling and Transportation segment. Comparable prior period information for the newly presented Gathering and Processing segment has been recast to reflect our current presentation. No changes were deemed necessary to our Terminalling and Transportation segment. In addition, management revised its methodology for the allocation of corporate general and administrative expenses. Comparable prior period segment information has been recast to reflect our revised allocation methodology.

ANDEAVOR LOGISTICS LP
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$16	$688
Receivables, net of allowance for doubtful accounts	263	230
Prepayments and other current assets	17	20
Total Current Assets	296	938
Property, Plant and Equipment, Net	4,013	3,444
Other Noncurrent Assets, Net	1,555	1,478
Total Assets	$5,864	$5,860

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$152	$125
Accrued interest and financing costs	92	42
Other current liabilities	48	45
Total Current Liabilities	292	212
Debt, Net of Unamortized Issuance Costs	3,765	4,053
Other Noncurrent Liabilities	56	53
Equity	1,751	1,542
Total Liabilities and Equity	$5,864	$5,860

ANDEAVOR LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Revenues
Terminalling and Transportation	$189	$157	$544	$438
Gathering and Processing	255	151	733	463
Total Revenues	444	308	1,277	901
Costs and Expenses
NGL expense (excluding items shown separately below)	64	1	179	2
Operating expenses	141	106	399	322
General and administrative expenses	27	25	78	71
Depreciation and amortization expenses	60	47	178	139
(Gain) loss on asset disposals and impairments	1	2	(24)	3
Operating Income	151	127	467	364
Interest and financing costs, net	(59)	(49)	(178)	(138)
Equity in earnings of equity method investments	2	3	7	10
Other income, net	3	—	3	6
Net Earnings	$97	$81	$299	$242

Loss attributable to Predecessors	$—	$7	$—	$21
Net Earnings Attributable to Partners	97	88	299	263
General partner’s interest in net earnings, including incentive distribution rights	—	(40)	(79)	(108)
Limited Partners’ Interest in Net Earnings	$97	$48	$220	$155

Net Earnings per Limited Partner Unit:
Common - basic	$0.90	$0.46	$2.05	$1.58
Common - diluted	$0.90	$0.46	$2.05	$1.58

Weighted Average Limited Partner Units Outstanding:
Common units - basic	108.0	101.4	107.0	96.7
Common units - diluted	108.1	101.4	107.1	96.8

Cash Distributions Paid per Unit	$0.971	$0.842	$2.821	$2.432

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Earnings Before Income Taxes
Terminalling and Transportation	$110	$80	$329	$211
Gathering and Processing	47	54	160	173
Total Segment Operating Income	157	134	489	384
Unallocated general and administrative expenses	(6)	(7)	(22)	(20)
Operating Income	151	127	467	364
Interest and financing costs, net	(59)	(49)	(178)	(138)
Equity in earnings of equity method investments	2	3	7	10
Other income, net	3	—	3	6
Earnings Before Income Taxes	$97	$81	$299	$242
Depreciation and Amortization Expenses
Terminalling and Transportation	$24	$20	$68	$60
Gathering and Processing	36	27	110	79
Total Depreciation and Amortization Expenses	$60	$47	$178	$139
Segment EBITDA (b)
Terminalling and Transportation	$137	$100	$400	$271
Gathering and Processing	85	84	277	268
Total Segment EBITDA (b)	$222	$184	$677	$539
Capital Expenditures
Terminalling and Transportation	$26	$38	$77	$99
Gathering and Processing	25	23	64	82
Total Capital Expenditures	$51	$61	$141	$181

ANDEAVOR LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Cash Flows From (Used In)
Net earnings	$97	$81	$299	$242
Depreciation and amortization expenses	60	47	178	139
Changes in assets and liabilities	32	37	44	6
Other operating activities	6	7	(2)	27
Net Cash Flows from Operating Activities	195	172	519	414
Investing Activities	(46)	(56)	(777)	(234)
Financing Activities	(153)	(301)	(414)	301
Increase (Decrease) in Cash and Cash Equivalents	$(4)	$(185)	$(672)	$481

ANDEAVOR LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions, except ratios)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$97	$81	$299	$242
Depreciation and amortization expenses	60	47	178	139
Interest and financing costs, net of capitalized interest	59	49	178	138
EBITDA	$216	$177	$655	$519

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$195	$172	$519	$414
Changes in assets and liabilities	(32)	(37)	(44)	(6)
Predecessors impact	—	5	—	15
Maintenance capital expenditures (b)	(24)	(20)	(60)	(44)
Reimbursement for maintenance capital expenditures (b)	7	6	22	20
Adjustments for equity method investments	3	4	3	1
Proceeds from sale of assets	—	—	28	—
Other	(1)	3	9	1
Distributable Cash Flow	$148	$133	$477	$401
Add: Acquisition costs related to the WNRL Merger (c)	4	—	4	—
Pro Forma Distributable Cash Flow	$152	$133	$481	$401

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Distributions to the partners of Andeavor Logistics
Limited partner’s distributions on common units (d)	$201	$89	$407	$250
General partner’s distributions	—	3	6	7
General partner’s incentive distribution rights	—	39	75	105
Total Distributions to be Paid	$201	$131	$488	$362
Add: General partner’s incentive distribution rights (e)	41	—	41	—
Less: Distributions attributable to common units issued in connection with the WNRL Merger and IDR/GP Buy-in transactions (f)	(104)	—	(104)	—
Pro Forma Distributions	$138	$131	$425	$362

Distribution Coverage Ratio	0.74x	1.02x	0.98x	1.11x
Pro Forma Distribution Coverage Ratio (g)	1.10x	1.02x	1.13x	1.11x

(b)
We adjust our reconciliation of distributable cash flows for maintenance capital expenditures, tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(c)
Reflects the acquisition costs associated with the WNRL Merger as well as the costs associated with the IDR/GP Transaction recognized in general and administrative expenses during the periods presented. Both transactions were completed on October 30, 2017.

(d)
The distribution on common units for the three months ended September 30, 2017 includes the impact of the issuance of 78.0 million units issued upon the closing of the merger between Andeavor Logistics and WNRL. These units were issued in exchange for the cancellation of Andeavor Logistics’ incentive distribution rights and the conversion of its economic general partner interest into a non-economic general partner interest.

(e)
The IDR/GP Transaction resulted in 78.0 million common units being issued to TLGP as consideration for canceling of the IDRs. Had the transaction been completed subsequent to our distribution record date, TLGP would have been entitled to $41 million in IDRs.

(f)
In connection with the WNRL Merger and the IDR/GP Transaction, 108.0 million common units were issued on October 30, 2017 and the beneficial interests in the general partner units was canceled. Had the transactions been completed subsequent to our distribution record date, distributions would have been lower by $104 million.

(g)
Presented to show the coverage ratio had the WNRL Merger and IDR/GP Transaction, which closed subsequent to September 30, 2017, not impacted distributable cash flow or distributions for the three and nine months ended September 30, 2017.

ANDEAVOR LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$110	$80	$329	$211
Depreciation and amortization expenses	24	20	68	60
Other income, net	3	—	3	—
Terminalling and Transportation Segment EBITDA	$137	$100	$400	$271

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Reconciliation of Gathering and Processing Segment Operating Income to Segment EBITDA
Gathering and Processing segment operating income	$47	$54	$160	$173
Depreciation and amortization expenses	36	27	110	79
Equity in earnings of equity method investments	2	3	7	10
Other income, net	—	—	—	6
Gathering and Processing Segment EBITDA	$85	$84	$277	$268

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes and revenue per barrel)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Terminalling and Transportation Segment
Revenues
Terminalling	$155	$125	$447	$345
Pipeline transportation	34	32	97	93
Total Revenues	189	157	544	438
Costs and Expenses
Operating expenses (h)	47	48	149	143
General and administrative expenses	8	9	23	24
Depreciation and amortization expenses	24	20	68	60
Gain on asset disposals and impairments	—	—	(25)	—
Terminalling and Transportation Segment Operating Income	$110	$80	$329	$211
Volumes
Terminalling throughput (Mbpd)	1,111	1,038	1,064	1,013
Average terminalling revenue per barrel (i)	$1.51	$1.31	$1.54	$1.25
Pipeline transportation throughput (Mbpd)	907	908	887	866
Average pipeline transportation revenue per barrel (i)	$0.40	$0.38	$0.40	$0.39

(h)
Operating expenses include an imbalance settlement gain of $1 million and $3 million for the three and nine months ended September 30, 2017, respectively and $1 million and $3 million for the three and nine months ended September 30, 2016, respectively.

(i)	Management uses average margin per barrel, average revenue per MMBtu and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•
Average margin on NGL sales per barrel—calculated as the difference between the NGL sales revenues and the amounts recognized as NGL expense divided by our NGL sales volumes presented in thousands of barrels per day (“Mbpd”) multiplied by 1,000 and multiplied by the number of days in the period, (92 days for both the three months ended September 30, 2017 (the “2017 Quarter”) and three months ended September 30, 2016 (the “2016 Quarter”), 273 days for the nine months ended September 30, 2017 (the “2017 Period”) and 274 days for the nine months ended September 30, 2016 (the “2016 Period”)). For more information on average margin on NGL sales per barrel, a non-GAAP measure, see “Non-GAAP Measures” and “Average Margin on NGL Sales per Barrel”;

•
Average gas gathering and processing revenue per Million British thermal units (“MMBtu”)—calculated as total gathering and processing fee-based revenue divided by gas gathering throughput presented in thousands of MMBtu per day (“MMBtu/d”) multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average crude oil and water gathering revenue per barrel—calculated as total crude oil and water gathering fee-based revenue divided by crude oil and water gathering throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average terminalling revenue per barrel—calculated as total terminalling revenue divided by terminalling throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above; and

•
Average pipeline transportation revenue per barrel—calculated as total pipeline transportation revenue divided by pipeline transportation throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above.

There are a variety of ways to calculate these measures; other companies may calculate these in a different way. Amounts may not recalculate due to rounding of dollar and volume information.

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, margin per barrel, revenue per barrel and revenue per MMBtu)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gathering and Processing Segment
Revenues
NGL sales (j)	$90	$24	$254	$78
Gas gathering and processing	85	67	252	198
Crude oil and water gathering	43	33	116	100
Pass-thru and other (k)	37	27	111	87
Total Revenues	255	151	733	463
Costs and Expenses
NGL expense (excluding items shown separately below) (j) (k)	64	1	179	2
Operating expenses (l)	94	57	250	179
General and administrative expenses	13	10	33	27
Depreciation and amortization expenses	36	27	110	79
Loss on asset disposals and impairments	1	2	1	3
Gathering and Processing Segment Operating Income	$47	$54	$160	$173
Volumes
NGL sales (Mbpd) (m)	7.0	6.8	7.3	7.7
Average margin on NGL sales per barrel (i) (j) (k)	$38.30	$38.71	$38.27	$36.48
Gas gathering and processing throughput (thousands of MMBtu/d)	961	885	955	881
Average gas gathering and processing revenue per MMBtu (i)	$0.96	$0.82	$0.97	$0.82
Crude oil and water gathering volume (Mbpd)	238	206	244	210
Average crude oil and water gathering revenue per barrel (i)	$1.96	$1.71	$1.75	$1.73

(j)
For the three months ended September 30, 2017, Andeavor Logistics had 21.1 Mbpd of gross natural gas liquids (“NGL”) sales under percent of proceeds (“POP”) and keep-whole arrangements, of which Andeavor Logistics retained 7.0 Mbpd. For the nine months ended September 30, 2017, Andeavor Logistics had 21.0 Mbpd of gross NGL sales under POP and keep-whole arrangements, of which Andeavor Logistics retained 7.3 Mbpd. The difference between gross sales barrels and barrels retained is reflected in NGL expense resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(k)
Included in NGL expense for the nine months ended September 30, 2017 were approximately $2 million of cost of sales related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition, respectively. There were no crude oil volumes included in NGL expense for the three months ended September 30, 2017. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(l)
Operating expenses include an imbalance settlement gain of $1 million and $4 million for the three and nine months ended September 30, 2017, respectively and $1 million and $2 million for the three and nine months ended September 30, 2016, respectively.

(m)	Volumes represent barrels sold under our keep-whole arrangements, net barrels retained under our POP arrangements and other associated products.

ANDEAVOR LOGISTICS LP
AVERAGE MARGIN ON NGL SALES PER BARREL (Unaudited) (in millions, except days and per barrel amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Segment Operating Income	$47	$54	$160	$173
Add back:
Operating expenses	94	57	250	179
General and administrative expenses	13	10	33	27
Depreciation and amortization expenses	36	27	110	79
Loss on asset disposals and impairments	1	2	1	3
Other commodity purchases (m)	—	—	2	—
Subtract:
Gas gathering and processing revenues	(85)	(67)	(252)	(198)
Crude oil gathering revenues	(43)	(33)	(116)	(100)
Pass-thru and other revenues	(37)	(27)	(111)	(87)
Margin on NGL Sales	$26	$23	$77	$76
Divided by Total Volumes for the Period:
NGLs sales volumes (Mbpd)	7.0	6.8	7.3	7.7
Number of days in the period	92	92	273	274
Total volumes for the period (thousands of barrels)	648.5	630.1	1,979.8	2,109.0
Average Margin on NGL Sales per Barrel (n)	$38.30	$38.71	$38.27	$36.48

(n)	Amounts may not recalculate due to rounding of dollar and volume information.

ANDEAVOR LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
Capital Expenditures (o)
Growth	$32	$45	$93	$145
Maintenance	19	16	48	36
Total Capital Expenditures	$51	$61	$141	$181

Capital Expenditures, Net of Reimbursements (o)
Growth	$30	$45	$74	$144
Maintenance	14	11	34	21
Total Capital Expenditures, Net of Reimbursements	$44	$56	$108	$165

(o)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. The Predecessor expenditures related to growth capital projects totaled $19 million and $56 million for the three and nine months ended September 30, 2016.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016 (a)	2017	2016 (a)
General and Administrative Expenses
Terminalling and Transportation	$8	$9	$23	$24
Gathering and Processing	13	10	33	27
Unallocated	6	6	22	20
Total General and Administrative Expenses	$27	$25	$78	$71

ANDEAVOR LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

2017 Projected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$525
Add: Depreciation and amortization expenses	235
Add: Interest and financing costs, net	240
Projected Annual EBITDA	$1,000

	Anacortes Logistics Assets Acquisition	Conan Gathering System
	2017 Projected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 30-35	$ 12-22
Add: Depreciation and amortization expenses	5	10
Add: Interest and financing costs, net	15	8
Projected Annual EBITDA	$ 50-55	$ 30-40

2018 Projected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$625-725
Add: Depreciation and amortization expenses	325
Add: Interest and financing costs, net	250
Projected Annual EBITDA	$1,200-1,300